EXHIBIT 99.1

Global Geophysical Services, Inc. Executes Financing Agreement for $105 Million Loan Facility Maturing In 2016

Agreement Refinances Existing Revolving Facility

HOUSTON, Sept. 30, 2013 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE:GGS) (the "Company") announced today that it has entered into a financing agreement with TPG Specialty Lending, Inc. ("TPG") and funds managed by Tennenbaum Capital Partners, LLC ("TCP") for the provision of a $105 million loan facility.  The loan facility will refinance in full its existing revolving credit facility, pay certain related fees and expenses, and provide access to additional capital for potential future strategic transactions.

The $105 million financing agreement provides for an $82.8 million Term A Loan and a $22.2 million Term B Loan ("Loans"). The Term A Loan will be fully drawn at closing to refinance the existing credit facility and to pay fees and expenses. The Loans bear interest at a rate of LIBOR plus 9.75% (subject to a LIBOR floor of 1%). The maturity date of the financing agreement is September 30, 2016.

The Term B Loan commitment is intended to support strategic transactions that the Company may undertake. As of the closing, no amounts were drawn on the Term B Loan.

Mathew Verghese, Global's Chief Financial Officer, stated, "We are excited to be working with TPG and Tennenbaum in this important transaction. This financing, which extends the maturity of our credit facility, has been an important objective for Global. We look forward to the support of our new financial partners as we execute on our strategic priorities."

Bank of America Merrill Lynch acted as financial advisor to the Company in connection with the financing.

About Global Geophysical Services, Inc.

Global Geophysical Services, headquartered in Houston, TX, provides an integrated suite of geoscience and engineering solutions to the global oil and gas industry including high-resolution, Reservoir GradeSM seismic data acquisition, AutoSeis® autonomous nodal recording technology, seismic data processing, microseismic monitoring, multi-client data products and interpretation services focused on unconventional consulting. To learn more about Global Geophysical Services, visit www.GlobalGeophysical.com.

About TPG Specialty Lending

TPG Specialty Lending is the direct originations investment platform of the global investment firm, TPG Capital, L.P., focuses on providing fully-underwritten capital solutions to middle market companies, management teams, and financial sponsors.

About Tennenbaum Capital Partners, LLC

Tennenbaum Capital Partners, LLC ("TCP") is a Los Angeles-based alternative investment management firm focused on performing and special situation credit for middle-market companies. TCP manages a publicly-traded business development company, TCP Capital Corp. (Nasdaq:TCPC), as well as other funds and accounts. Since its founding, TCP has invested more than $11 billion in over 280 companies. For more information, please visit: www.tennenbaumcapital.com and www.tcpcapital.com.

CONTACT: For Global
         Sean M. Gore
         V.P. Corporate Development
         13927 South Gessner Road
         Missouri City, TX 77489
         ir@globalgeophysical.com
         Phone: (713) 808-1750
         Fax: (713) 972-1008
         www.globalgeophysical.com

         For TCP
         Jessica Ekeberg
         Tennenbaum Capital Partners, LLC
         310-566-1003
         investor.relations@tennenbaumcapital.com